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                                                                   EXHIBIT 10.20

                     LEASE AGREEMENT FOR COMMERCIAL USE

With this confidential document, of which three copies shall be made, one for each of the parties and one to be registered, between the following parties:

ELLEBI S.p.A., with headquarters in Reggio Emilia (RE) - Via Strada Statale 63, No. 189, district of S. Vittoria, C.F. (tax code) and P.I. 00356930354, here represented by the Legal Representative Mr. VITTORIO BENAGLIA, born in Gualtieri
(RE) on Feb. 3, 1931, Tax Code BNGVTR31B03E2321, hereinafter referred to as the "Lessor";


                                       and


BRINK ITALIA S.r.l, with headquarters in Milano (MI) - Piazza Meda No. 5, C.F. (tax code) 12212400159, represented by its Deputy Administrator, Mr. Jan Wellem Rengelink, born in ____________________on______________19__,
C.F., ____________, hereinafter referred to as the "Lessee":

                   THE FOLLOWING IS AGREED TO AND STIPULATED:

 1) The above-mentioned ELLEBI S.p.A. company grants the use of the following real properties to BRINK ITALIA S.r.l., which accepts and promises to lease them:

      a) A complex located in Gualtieri (RE), Santa Vittoria district, Via Strada Statale 63 No. 189-consisting of an industrial building, a two-story office building, and a meeting room, for a total of approx. 16,000 square meters, in addition to the boiler and storage rooms, covered parking and a court area. The complex, registered in the urban building cadastre on Page 31, maps 53, 309 and 310 (previously maps 3956, 8225, and 8226),


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         is bounded to the south by Pellegrini company holdings; to the north and east, by ELLEBI S.p.A. (surplus agricultural lands owned by the company); and to the west, by state road Statale 63;

      b) A complex located in San Giacomo di Guastalla (RE) - Via De Gasperi
         No. 17-consisting of an industrial building with a total area of approx. 10,000 square meters, an electrical equipment room, covered parking and a court area. The complex, registered in the urban building cadastre on Page 44, maps 159 sub 1-2-3-4-5, is bounded to the east by other lands owned by ELLEBI S.p.A. (industrial area, currently meadowland); to the north, by Via Togliatti; to the south, by Via de Gasperi; and to the south, by Via Morandi.

2) The length of the lease is set for a term of 6 (six) years starting from 01/01/1998, unless one of the two parties gives notice of termination by means of a registered letter sent at least 1 year before the lease expiration date.

    At the end of the first term on 12/31/2003, the Lessor shall be able to deny renewal of the lease only for the reasons described in article 29 of law L.27.07.78 no. 392. Early termination is expressly excluded, except as specified in the last clause of article 27, law L.392/78.

3) The annual rental charge (aside from the increment described in article 4) shall be Lire 1,000,000,000 (one billion) per annum plus IVA tax, to be paid in quarterly installments, in advance, at a financial institution designated by the Lessor. The parties agree that for the first 6 (six) years of the lease, the rent shall be reduced to the annual amount of Lire 750,000.000.






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4)  The above-described lease payment shall be automatically increased every year starting from the beginning of the second year of the lease, by the maximum percentage permitted by the laws currently in force. The entire annual adjustment shall be paid as one single payment by the 1st of July of each year of the lease.

5) Upon the signing of this Agreement, the Lessee shall pay to the Lessor a deposit in the amount of Lire 200,000,000 (two hundred million) which will be refunded at the expiration of the lease, after the property is returned normally to the Lessor.

6) Failure to pay the rental charge, even partially, within the provisions of the law and to the registered office of the Lessor, as well as illegal subletting or changes in the stated use of the premises, will ipso jure result in the termination of the Agreement by fault of the Lessee, without prejudice to the obligation to pay the amount due and damage compensation to the Lessor, in conformity with article 1456 of the civil code. Each time the payment is late more than one month, the Lessee shall pay interest as agreed; the amount shall be one third higher than the average overall effective rate calculated in the previous trimester, according to law L.
    07.03.96 no. 108, starting on the day after the payment due date, without falling into arrears.

7) The premises are leased for industrial use; the Lessee is forbidden to change the stated use, even temporarily. In addition, the Lessee shall not sublet all or part of the premises, not even free of charge, without written permission by the Lessor. The Lessor's silence regarding, or acquiescence to,


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    changes in the agreed use and any transfer or subletting, shall be construed solely as tolerance without any favorable effects accruing to the Lessee.
    Any activity which involves direct contact with the users or final consumers is specifically prohibited.

8) The Lessee shall take custody of the leased premises and shall assume responsibility for any direct or indirect damages arising from the use of the leased premises, even when the damages involve a third party, therefore exonerating the Lessor. The Lessee shall not undertake any alteration, remodeling, addition or improvement, nor replace equipment without prior written approval of the Lessor. The Lessor shall have the right to retain any of the above without obligation to pay any indemnity or compensation. The Lessor's explicit waiver of any additions or improvements shall obligate the Lessee, to restore the premises to their original conditions, at the Lessee's expense, even during the term of the lease.

9) The Lessee shall be responsible for maintenance, within the limits of and in conformity with current legal regulations. In the event the Lessee does not perform maintenance in a timely manner, the Lessor will take over for the Lessee. The related costs shall be reimbursed by the Lessee within ten days of the completion of the work; otherwise, an amount equal to the costs incurred by the Lessor shall be withdrawn from the deposit, and the Lessee shall immediately replace said amount.

10) The Lessee has the obligation to observe, and ensure that its employees observe, a good neighbor policy and to not generate irritating noise. The Lessee is prohibited to act or behave


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    in a manner which could cause annoyance.

11) During the term of the lease the Lessor or his representative shall have the right to inspect, or cause to be inspected, the leased premises, after written notification, in order to verify the way the premises are used or to check the equipment, within the limits specified by the uses of the premises and by current regulations, and taking into account the needs of the Lessee.

12) The Lessee declares that, having examined the leased premises and having found them to be suitable for his purposes, in good conditions and free of problems which could affect the health of the occupants, shall take full possession upon delivery of the keys becoming therefore the custodian of said premises. In addition, the Lessee promises to return the premises in the same conditions at the expiration of the lease, except for normal wear and tear due to ordinary use.

13) The Lessee shall assume the obligation to purchase from a major insurance company, at his own expense, insurance policies relevant to his role of tenant. The amount of such policies shall be equal to the market value of the leased premises; in the event of a disagreement, the market value shall be determined by an expert designated by the Presiding Judge of the Tribunal of Reggio Emilia. The Lessor shall be named as beneficiary of said policy, and the Lessee shall ensure that it remains in effect by paying the premiums regularly, until the lease expires.

14) For topics not covered in this Agreement, refer to the provisions of the law.

15) This Agreement cannot be altered in any way except in writing.


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16) This Agreement shall be liable to registration at a fixed tax rate because the contractual payments are subject to the IVA tax in conformity with the law; registration expenses shall be split equally between the Lessor and the Lessee, but the Lessee shall be officially responsible for obtaining the registration.

17) As required, the parties declare that with this Agreement even the terms that are in departure from the provisions of law L.392/78 have been settled.



Milano, this ______________day of__________________199_




Lessor                                               Lessee
for ELLEBI S.p.A.                                    For BRINK ITALIA S.r.l.
The Chairman of the Board                            The Deputy Administrator
(Vittorio Benaglia)                                  (Jan Willem Rengelink)

















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